Exhibit 99.1

October 25, 2006

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Terry Francisco, Bank of America, 704.386.4343 (office) or 704.516.0231 (mobile)

Bank of America declares quarterly dividends;

Approves bylaws change for majority voting of directors

CHARLOTTE – The Bank of America Board of Directors today decided to amend the corporate by-laws to require a majority of “for” votes in the election of directors. Previously, the candidates receiving the most votes would win without regard to whether those votes constituted a majority of the shares voted at the meeting. In the event of a contested election, defined as more nominees than board vacancies, directors receiving a plurality of the votes cast will be elected.

In the case where a candidate for director does not get a majority vote, the company’s corporate governance guidelines will require that person to submit his or her resignation to the board, which must decide within 90 days whether to accept it.

This bylaw provision cannot be repealed or amended without the approval of shareholders. The change is effective immediately. Last April Bank of America shareholders approved a resolution calling for majority voting for directors.

“We believe this change is responsive to our shareholders, puts Bank of America in a leadership position on director elections, and maintains the process needed to attract qualified candidates for our board,” said Kenneth D. Lewis, chairman and chief executive officer.

Directors today also declared a regular quarterly cash dividend on common stock of $0.56 per share, payable on Dec. 22, 2006, to shareholders of record on Dec. 1, 2006.

Additionally, the board declared a $1.75 regular cash dividend on the 7 percent Cumulative Redeemable Preferred Stock, Series B. The dividend is payable Jan. 25, 2007 to shareholders of record on Jan. 11, 2007. The board also declared a $0.38775 regular cash dividend on the 6.204 percent Non-Cumulative Redeemable Preferred Stock, Series D. The dividend is payable Dec. 14, 2006, to shareholders of record on Nov. 30, 2006.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 55 million consumer and small business relationships with more than 5,700 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 20 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 97 percent of the U.S. Fortune 500 companies and 80 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.